Exhibit 99.1

GM FINANCIAL REPORTS SECOND QUARTER 2019
OPERATING RESULTS

•	Second quarter net income of $403 million

•	Retail loan and operating lease originations of $13.0 billion for the second quarter

•	Earning assets of $98.7 billion at June 30, 2019

•	Available liquidity of $27.1 billion at June 30, 2019

FORT WORTH, TEXAS August 1, 2019 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $403 million for the quarter ended June 30, 2019, compared to $271 million for the quarter ended March 31, 2019, and $442 million for the quarter ended June 30, 2018. Net income for the six months ended June 30, 2019 was $674 million, compared to $811 million for the six months ended June 30, 2018.

Retail loan originations were $7.1 billion for the quarter ended June 30, 2019, compared to $7.2 billion for the quarter ended March 31, 2019, and $6.0 billion for the quarter ended June 30, 2018. Retail loan originations for the six months ended June 30, 2019 were $14.3 billion, compared to $11.1 billion for the six months ended June 30, 2018. The outstanding balance of retail finance receivables, net of fees was $42.7 billion at June 30, 2019, compared to $40.7 billion at December 31, 2018 and $35.7 billion at June 30, 2018.

Operating lease originations were $5.9 billion for the quarter ended June 30, 2019, compared to $5.2 billion for the quarter ended March 31, 2019, and $6.2 billion for the quarter ended June 30, 2018. Operating lease originations for the six months ended June 30, 2019 were $11.1 billion, compared to $11.9 billion for the six months ended June 30, 2018. Leased vehicles, net was $42.9 billion at June 30, 2019, compared to $43.6 billion at December 31, 2018 and $44.1 billion at June 30, 2018.

The outstanding balance of commercial finance receivables, net of fees was $13.0 billion at June 30, 2019, compared to $12.7 billion at December 31, 2018 and $10.7 billion at June 30, 2018.

Retail finance receivables 31-60 days delinquent were 2.5% of the portfolio at June 30, 2019 and 3.3% at June 30, 2018. Accounts more than 60 days delinquent were 1.2% of the portfolio at June 30, 2019 and 1.3% at June 30, 2018.

Annualized net charge-offs were 1.4% of average retail finance receivables for the quarter ended June 30, 2019 and 1.7% for the quarter ended June 30, 2018. For the six months ended June 30, 2019, annualized net charge-offs were 1.5%, compared to 1.9% for the six months ended June 30, 2018.

The Company had total available liquidity of $27.1 billion at June 30, 2019, consisting of $3.6 billion of cash and cash equivalents, $20.1 billion of borrowing capacity on unpledged eligible assets, $0.4 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment joint ventures that conduct automotive finance operations in China were $42 million for the quarter ended June 30, 2019 compared to $45 million for the quarters ended March 31, 2019 and June 30, 2018. Earnings for the six months ended June 30, 2019 were $87 million, compared to $97 million for the six months ended June 30, 2018.

About GM Financial

General Motors Financial Company, Inc. is the wholly-owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. In lieu of a conference call, management recorded remarks addressing the Company’s results of operations for the quarter and six months ended June 30, 2019. This recording, along with the presentation slides and this release, will be posted to the Company’s website on August 1, 2019 by 11:00 a.m. central time. The recording and materials can be accessed via the Investor Relations section of the Company’s website at www.gmfinancial.com.

Forward-Looking Statements

This release contains several “forward-looking statements.” Forward-looking statements are those that use words such as “believe,” “expect,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future” or “anticipate” and other comparable expressions. These words indicate future events and trends. Forward-looking statements are our current views with respect to future events and financial performance. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. The most significant risks are detailed from time to time in our filings and reports with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2018. Such risks include - but are not limited to - GM’s ability to sell new vehicles that we finance in the markets we serve; the viability of GM-franchised dealers that are commercial loan customers; changes in the automotive industry that result in a change in demand for vehicles and related vehicle financing; the sufficiency, availability and cost of sources of financing, including credit facilities, securitization programs and secured and unsecured debt issuances; our joint ventures in China, which we cannot operate solely for our benefit and over which we have limited control; the adequacy of our underwriting criteria for loans and leases and the level of net charge-offs, delinquencies and prepayments on the loans and leases we purchase or originate; the adequacy of our allowance for loan losses on our finance receivables; the effect, interpretation or application of new or existing laws, regulations, court decisions and accounting pronouncements; adverse determinations with respect to the application of existing laws, or the results of any audits from tax authorities, as well as changes in tax laws and regulations, supervision, enforcement and licensing across various jurisdictions; the prices at which used vehicles are sold in the wholesale auction markets; vehicle return rates, our ability to estimate residual value at the inception of a lease and the residual value performance on vehicles we lease; interest rate fluctuations and certain related derivatives exposure; foreign currency exchange rate fluctuations and other risks applicable to our operations outside of the U.S.; changes to the LIBOR calculation process and potential phasing out of LIBOR; our ability to effectively manage capital or liquidity consistent with evolving business or operational needs, risk management standards, and regulatory or supervisory requirements; changes in local, regional, national or international economic, social or political conditions; our ability to maintain and expand our market share due to competition in the automotive finance industry from a large number of banks, credit unions, independent finance companies and other captive automotive finance subsidiaries; our ability to secure private customer and employee data or our proprietary information, manage risks related to security breaches and other disruptions to our networks and systems and comply with enterprise data regulations in all key market regions; and changes in business strategy, including expansion of product lines and credit risk appetite, acquisitions and divestitures. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. It is advisable not to place undue reliance on any forward-looking statements. We undertake no obligation to, and do not, publicly update or revise any forward-looking statements, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
Finance charge income	$1,008	$884	$1,995	$1,750
Leased vehicle income	2,512	2,497	5,021	4,944
Other income	119	107	243	205
Total revenue	3,639	3,488	7,259	6,899
Costs and expenses
Operating expenses	377	382	747	747
Leased vehicle expenses	1,637	1,684	3,451	3,471
Provision for loan losses	179	128	354	264
Interest expense	952	803	1,899	1,535
Total costs and expenses	3,145	2,997	6,451	6,017
Equity income	42	45	87	97
Income before income taxes	536	536	895	979
Income tax provision	133	94	221	168
Net income	403	442	674	811
Less: cumulative dividends on preferred stock	22	15	45	29
Net income attributable to common shareholder	$381	$427	$629	$782

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	June 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$3,594	$4,883
Finance receivables, net	54,788	52,512
Leased vehicles, net	42,938	43,559
Goodwill	1,188	1,186
Equity in net assets of non-consolidated affiliates	1,446	1,355
Related party receivables	710	729
Other assets	6,162	5,696
Total assets	$110,826	$109,920
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$41,047	$42,835
Unsecured debt	50,067	48,153
Deferred income	3,695	3,605
Related party payables	71	63
Other liabilities	3,561	3,605
Total liabilities	98,441	98,261
Total shareholders' equity	12,385	11,659
Total liabilities and shareholders' equity	$110,826	$109,920

Operational and Financial Data
(Unaudited, Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
Originations	2019	2018	2019	2018
Retail finance receivables originations	$7,113	$6,051	$14,275	$11,129
GM lease originations	$5,911	$6,201	$11,121	$11,913

	Three Months Ended June 30,		Six Months Ended June 30,
Average Earning Assets	2019	2018	2019	2018
Average retail finance receivables	$42,447	$35,081	$42,018	$34,253
Average commercial finance receivables	12,606	10,333	12,389	10,177
Average finance receivables	55,053	45,414	54,407	44,430
Average leased vehicles, net	42,998	43,805	43,216	43,498
Average earning assets	$98,051	$89,219	$97,623	$87,928

Ending Earning Assets	June 30, 2019	December 31, 2018
Retail finance receivables, net of fees	$42,699	$40,702
Commercial finance receivables, net of fees	13,046	12,721
Leased vehicles, net	42,938	43,559
Ending earning assets	$98,683	$96,982

Total Finance Receivables	June 30, 2019	December 31, 2018
Retail
Retail finance receivables, net of fees	$42,699	$40,702
Less: allowance for loan losses	(881)	(844)
Total retail finance receivables, net	41,818	39,858
Commercial
Commercial finance receivables, net of fees	13,046	12,721
Less: allowance for loan losses	(76)	(67)
Total commercial finance receivables, net	12,970	12,654
Total finance receivables, net	$54,788	$52,512

Allowance for Loan Losses	June 30, 2019	December 31, 2018
Allowance for loan losses as a percentage of retail finance receivables, net of fees	2.1%	2.1%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.6%	0.5%

Delinquencies	June 30, 2019	June 30, 2018
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	2.5%	3.3%
Greater than 60 days	1.2	1.3
Total	3.7%	4.6%

	Three Months Ended June 30,		Six Months Ended June 30,
Charge-offs and Recoveries	2019	2018	2019	2018
Charge-offs	$279	$298	$586	$593
Less: recoveries	(132)	(145)	(277)	(268)
Net charge-offs	$147	$153	$309	$325
Net charge-offs as an annualized percentage of average retail finance receivables	1.4%	1.7%	1.5%	1.9%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Expenses	2019	2018	2019	2018
Operating expenses as an annualized percentage of average earning assets	1.5%	1.7%	1.5%	1.7%

Investor Relations contact:
Stephen Jones
Vice President, Investor Relations
(817) 302-7119
Investors@gmfinancial.com